Exhibit 10.7

April 3, 2012

Mikel H. Williams

Dear Mikel:

If the sale of DDi Corp. (the “Company”) is consummated pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company, Viasystems Group, Inc., (“Parent”) and Victor Merger Sub Corp., a wholly-owned Subsidiary of Parent, dated as of April 3, 2012 (“the Merger”), the Company will, immediately prior to the Closing (as defined in the Merger Agreement), contribute to a grantor trust, with terms substantially similar to the terms of the trust agreement attached as Exhibit B to Section 6.06(g) of the Company Disclosure Schedule (the “Trust”), the cash severance described in subsections (i), (ii) and (iii) of Section 5(e) of your employment agreement with the Company dated April 7, 2008 (the “Employment Agreement”) that is payable to you if the Company terminates your employment without “cause” or you terminate your employment for “good reason” as such terms are defined in the Employment Agreement (the “Severance Amount”). Upon the Company’s deposit of the Severance Amount in the Trust, the Company shall have no further obligations to you in respect of the Severance Amount, other than your rights under Sections 16 and 17 of your Employment Agreement.

The Severance Amount will be paid to you in accordance with Sections 5(e) (including your satisfaction of the release requirement) and 17 of the Employment Agreement. Notwithstanding anything herein or otherwise to the contrary, the provisions of Sections 16 and 17 of your Employment Agreement shall apply to any payment you receive from Parent.

Please sign the acknowledgement below and return to me.

Sincerely,

/s/ Kurt E. Scheuerman

Kurt E. Scheuerman
Vice President & General Counsel

Acknowledged and agreed to by:

/s/ Mikel H. Williams
Mikel H. Williams

Date: April 3, 2012